Exhibit 10.14

Addendum to section 7 of the employment contract signed March 31, 2007

Retirement Benefits

As an employee of Autoliv AB (the “Company), Jan Carlson (the “Employee”) is covered by the individual terms and conditions of retirement benefits described below.

1.           Qualifying Wages for Retirement Benefits

The insurance premiums and benefits according to section 7 will be based on the salary qualifying for retirement benefits, which is defined as fixed salary according to clause 4 a of the employment contract.

2.           Terms and Conditions of Retirement Benefits

As of the first day of employment, the Employee will be entitled to retirement benefits through retirement and disability insurance purchased by the Company for which the total annual premiums are equal to 35 percent of fixed salary. Purchased policies within these limits are listed in clause 3.1 below, for which the total premiums thus shall not exceed the limits specified above.

The insurance policies purchased may be either occupational pension policies or company-owned endowment insurance policies. Allocation of premiums between the aforementioned types of insurance may vary over time, depending on the rules that apply to the Company’s right to deduct pension expenses from taxes.

The Company shall pay the premiums for the duration of the employment contract referred to in the heading of this document.

The Company makes no representations as to the amount of retirement benefits; the Company’s obligation shall be limited to the amount of the premiums. The retirement plan is thus a defined contribution plan. With regard to the portion of the premiums the Employee elects to invest in mutual funds, the Employee shall assume all risk related to any appreciation or depreciation in value of the mutual funds selected by the Employee. In relation to the portion of the premiums the Employee elects to invest in conventional insurance policies, the Employee understands and accepts that any appreciation or depreciation in value is dependent on the insurance provider’s bonus interest rate.

3.           Insurance Plans

3.1 Purchased Policies

The Company has purchased occupational pension and company-owned endowment policies on the Employee’s behalf as follows. All policies are owned by the Company, with the Employee as the designated insured. The Employee shall have the right to select the insurance providers now and in the future. The selection of a new insurance provider shall not in any case increase the Company’s costs. Selection of a new insurance provider with regard to endowment policies may require a new retirement benefits agreement with regard to collateral pledges. In such case, the Company will facilitate the drafting of a new retirement benefits agreement.

3.1.1 Occupational Insurance Policies

·	ITP through Alecta
·	ITP-K through the insurance provider selected by the Employee
·	Alternative ITP: Retirement and survivors’ benefits insurance, currently through AMF Pension (policy numbers [OMITTED] and [OMITTED])
·	Supplemental Occupational Pension, Retirement and survivors’ benefits insurance, currently through AMF Pension (policy number [OMITTED])

3.1.2 Endowment Policies

·	Retirement and survivors’ benefits insurance, currently through Livförsäkringsaktiebolaget Skandia (policy number [OMITTED])
·	Disability insurance, currently through Livförsäkringsaktiebolaget Skandia
(policy number [OMITTED])
·	Retirement and survivors’ benefits insurance through Moderna Försäkringar
(policy number [OMITTED])

3.2 Direct Benefits

The Company agrees to pay the Employee or the Employee’s survivors the same amount, including any surplus and index-linked increase, that is paid to the Company by purchased endowment policies. “Survivors” refers primarily to the Employee’s spouse/domestic partner and secondarily to the Employee’s children.

Purchased endowment policies will be pledged to the benefit of the Employee and the Employee’s survivors as surety for the Company’s commitments. The Company is responsible for informing the affected insurance provider that a purchased endowment policy has been pledged.

Payroll taxes or other taxes of comparable nature that may be levied on the Company in connection with payment of direct benefits to the Employee or the Employee’s survivors are to be paid in full by the Company.

4.           Index-linking

Any index-linking of retirement benefits shall be governed by the respective insurance provider’s terms and conditions.

5.           Other Provisions

If Jan Carlson becomes partially or completely disabled and receives sickness benefits, disability benefits, or sickness compensation as provided by Swedish law, the benefits in accordance with this agreement shall nevertheless be fully vested.

The respective insurance provider’s general terms and conditions of insurance and other policy documents in applicable parts shall apply to the insurance policies purchased by the Company in accordance with clauses 3.1.1 and 3.1.2. If such terms and conditions, etc., conflict with the provisions of this agreement, this agreement shall prevail.

6.           Right to Paid-up Insurance Policies upon Resignation

Upon resignation of employment for reasons other than disability of such nature that a right to premium waiver takes effect, the Employee shall have the right to retirement benefits equal to the value of paid-up insurance policies including any surpluses in purchased policies. However, the Company shall have no obligation in this situation to pay any amount over the amount actually received by the Company from the insurance policies according to this agreement.

7.           Renegotiation

If changes in the law significantly alter conditions in relation to the Employee’s retirement benefits, the parties agree to initiate discussions concerning adjustment of the retirement benefits in consideration of the changed circumstances. However, the Employee shall always be entitled to retirement benefits equal to the value of paid-up insurance policies including any surpluses, provided that the Company has received the distributions due from the insurance policies above.

8.           Disputes

Disputes concerning the validity, interpretation, or application of this retirement benefits agreement shall be adjudicated by a board of arbitration according to Swedish laws on arbitration in effect from time to time. The Company shall pay all costs for the board of arbitration, regardless of whether Jan Carlson or the Company initiates arbitration proceedings.

This agreement has been drawn up in two (2) identical originals, of which each party has taken one.

Stockholm, August 14, 2007

Autoliv Inc.
//signature//	//signature//
Hans-Göran Patring	Jan Carlson

Acknowledgement of Translation

The undersigned officer of Autoliv, Inc. hereby certifies that the foregoing translation of the retirement benefit agreement is a fair and accurate translation from Swedish of the original agreement within the meaning Rule 306 under Regulation S-T under the Securities Act of 1933.

      /s/ Lars A. Sjöbring
      ------------------------------------
      Lars A. Sjöbring
      Vice President Legal, General Counsel
      and Secretary